Filed pursuant to Rule 433

September 27, 2012

Relating to

Preliminary Prospectus Supplement dated September 27, 2012 to

Prospectus dated November 30, 2010

Registration Statement No. 333-170876

MetLife, Inc.

Final Term Sheet

$500,000,000 1.756% Series C Senior Component Debentures, Tranche 1

$500,000,000 3.048% Series C Senior Component Debentures, Tranche 2

$500,000,000 1.756% Series C Senior Component Debentures, Tranche 1

Issuer:	MetLife, Inc. (“Issuer”)

Securities:	1.756% Series C Senior Component Debentures, Tranche 1 (“First Tranche Series C Debentures”)

Aggregate Principal Amount:	$500,000,000

Remarketed Principal Amount:	$500,000,000

Maturity Date:	December 15, 2017[1]

Pricing Date:	September 27, 2012

Settlement Date:	October 4, 2012

Interest Rate and Interest Payment Dates:	1.756% per annum from, and including, October 4, 2012. Interest on the First Tranche Series C Debentures will be paid on March 15, June 15, September 15 and December 15 of each year, beginning on December 15, 2012.

[1]	The First Tranche Series C Debentures will have an initial maturity of June 15, 2018, which, effective October 10, 2012, will be adjusted to December 15, 2017.

On December 15, 2012, holders of record as of the close of business on December 1, 2012 of the First Tranche Series C Debentures (whether or not such day is a Business Day) will be entitled to receive a payment of accrued and unpaid interest on the principal amount of the First Tranche Series C Debentures (i) at a rate of 1.564% per annum on the Original First Tranche Series C Debentures for the period from, and including, September 15, 2012 to, but excluding, October 4, 2012 and (ii) at a rate of 1.756% per annum on the First Tranche Series C Debentures for the period from, and including, October 4, 2012 to, but excluding, December 15, 2012.

First Interest Payment Date following the Remarketing:	December 15, 2012

Anticipated Ratings:*	S&P: A- (stable)

Moody’s: A3 (stable)

Fitch: A- (stable)

Benchmark Treasury:	UST 0.625% due August 31, 2017

Spread to Benchmark Treasury:	T + 105.1 bps

Benchmark Treasury Price and Yield:	(100-01) 0.619%

Yield to Maturity:	1.670%

Ranking:	Senior Unsecured

Redemption:	The Issuer will not have the right to redeem any First Tranche Series C Debentures before October 10, 2014. On and after October 10, 2014, the First Tranche Series C Debentures will be redeemable at the Issuer’s option, in whole or in part, at any time and from time to time at a price payable in cash equal to the “Debenture Redemption Price” calculated as described in the preliminary prospectus supplement dated September 27, 2012.

CUSIP / ISIN:	CUSIP: 59156R BE7

ISIN: US59156RBE71

Price to the Public:	100.5119% of the remarketed principal amount (of which 0.0826% of the remarketed principal amount represents accrued and unpaid interest on the Original First Tranche Series C Debentures for the period from, and including, September 15, 2012 to, but excluding, October 4, 2012)

Remarketing Fee to Remarketing Agents:	0.35%

Remarketing Agents:	Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC, Credit Agricole Securities (USA) Inc., PNC Capital Markets LLC, Santander Investment Securities Inc., SG Americas Securities, LLC, Standard Chartered Bank, C.L. King & Associates, Inc., Drexel Hamilton, LLC, Lebenthal & Co., LLC, Muriel Siebert & Co., Inc., Samuel A. Ramirez & Company, Inc., Toussaint Capital Partners, LLC

$500,000,000 3.048% Series C Senior Component Debentures, Tranche 2

Issuer:	MetLife, Inc. (“Issuer”)

Securities:	3.048% Series C Senior Component Debentures, Tranche 2 (“Second Tranche Series C Debentures”)

Aggregate Principal Amount:	$500,000,000

Remarketed Principal Amount:	$500,000,000

Maturity Date:	December 15, 2022[2]

[2]	The Second Tranche Series C Debentures will have an initial maturity of June 15, 2023, which, effective October 10, 2012, will be adjusted to December 15, 2022.

Pricing Date:	September 27, 2012

Settlement Date:	October 4, 2012

Interest Rate and Interest Payment Dates:

3.048% per annum from, and including, October 4, 2012. Interest on the Second Tranche Series C Debentures will be paid on March 15, June 15, September 15 and December 15 of each year, beginning on December 15, 2012.

On December 15, 2012, holders of record as of the close of business on December 1, 2012 of the Second Tranche Series C Debentures (whether or not such day is a Business Day) will be entitled to receive a payment of accrued and unpaid interest on the principal amount of the Second Tranche Series C Debentures (i) at a rate of 1.564% per annum on the Original Second Tranche Series C Debentures for the period from, and including, September 15, 2012 to, but excluding, October 4, 2012 and (ii) at a rate of 3.048% per annum on the Second Tranche Series C Debentures for the period from, and including, October 4, 2012 to, but excluding, December 15, 2012.

First Interest Payment Date following the Remarketing:	December 15, 2012

Anticipated Ratings:*	S&P: A- (stable)

Moody’s: A3 (stable)

Fitch: A- (stable)

Benchmark Treasury:	UST 1.625% due August 15, 2022

Spread to Benchmark Treasury:	T + 135 bps

Benchmark Treasury Price and Yield:	(99-29) 1.635%

Yield to Maturity:	2.985%

Ranking:	Senior Unsecured

Redemption:	The Issuer will not have the right to redeem any Second Tranche Series C Debentures before October 10, 2014. On and after October 10, 2014, the Second Tranche Series C Debentures will be redeemable at the Issuer’s option, in whole or in part, at any time and from time to time at a price payable in cash equal to the “Debenture Redemption Price” calculated as described in the preliminary prospectus supplement dated September 27, 2012.

CUSIP / ISIN:	CUSIP: 59156R BF4

ISIN: US59156RBF47

Price to the Public:	100.6334% of the remarketed principal amount (of which 0.0826% of the remarketed principal amount represents accrued and unpaid interest on the Original Second Tranche Series C Debentures for the period from, and including, September 15, 2012 to, but excluding, October 4, 2012)

Remarketing Fee to Remarketing Agents:	0.45%

Remarketing Agents:	Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Wells Fargo Securities, LLC, Credit Agricole Securities (USA) Inc., PNC Capital Markets LLC, Santander Investment Securities Inc., SG Americas Securities, LLC, Standard Chartered Bank, C.L. King & Associates, Inc., Drexel Hamilton, LLC, Lebenthal & Co., LLC, Muriel Siebert & Co., Inc., Samuel A. Ramirez & Company, Inc., Toussaint Capital Partners, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

All terms used and not otherwise defined in this term sheet have the respective meanings assigned to such terms in the preliminary prospectus supplement dated September 27, 2012.

The Issuer has filed a registration statement, including a prospectus, and preliminary prospectus supplement, with the SEC for the remarketing to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this remarketing. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any Remarketing Agent participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll free at (800) 503-4611, by calling Credit Suisse Securities (USA) LLC toll free at (800) 221-1037, by calling J.P. Morgan Securities LLC collect at (212) 834-4533, or by calling Morgan Stanley & Co. LLC toll free at (866) 718-1649.

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